Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Retirement Corporation

We consent to incorporation by reference in the Registration Statement Nos. 333-28657, 333-66821, 333-94747, 333-106669 and 333-126096 on Form S-8 and 333-116410 on Form S-3 of American Retirement Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements and all related schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/ KPMG LLP

Nashville, Tennessee
February 24, 2006